Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[***]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of May 9, 2022 and is entered into by and among MADRIGAL PHARMACEUTICALS, INC., a Delaware corporation (“Madrigal”), CANTICLE PHARMACEUTICALS, INC., a Delaware corporation (“Canticle”), and each of their respective Subsidiaries from time to time party hereto as borrower (individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each, a “Lender” and collectively referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, “Agent”).

RECITALS

A. Borrower has requested the Lenders make available to Borrower one or more Advances in an aggregate principal amount of up to Two Hundred and Fifty Million Dollars ($250,000,000) (the “Term Loans”); and

B. The Lenders are willing to make such Advances on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and the Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, including the acquisition of the right to use, develop or sell (in each case, including through licensing), any product, product line or Intellectual Property of or from any other Person.

“Acquisition Deferred Payments” means, with respect to an Acquisition, any “earnouts,” holdbacks, performance based-milestones, royalties, purchase price adjustments, profit sharing arrangements, indemnifications, noncompetition agreements, incentive payments, and other similar payment obligations, and other contingent obligations and agreements consisting of the adjustment of purchase price or similar adjustments.

“Advance” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote thirty percent (30%) or more of the outstanding voting securities of another Person, or (c) any Person thirty percent (30%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the defined term “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amortization Date” means initially, November 1, 2024; provided however, that (a) if the Clinical Milestone is achieved prior to November 1, 2024, such date shall be extended to May 1, 2025, (b) if the Approval Milestone is achieved prior to May 1, 2025, such date shall be extended to May 1, 2026, and (c) if (i) the Revenue Milestone is achieved prior to May 1, 2026 and (ii) Borrower remains in compliance with Section 7.20, such date shall be extended to the earlier of (A) May 3, 2027 and (B) the first day of the fiscal month immediately following the occurrence of any default under Section 7.20 (but in no event earlier than forty-eight (48) months).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its respective Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approval Milestone” means the satisfaction of each of the following events: (a) no default or Event of Default shall have occurred and be continuing, (b) the Clinical Milestone has been achieved, and (c) Borrower shall have delivered evidence satisfactory to Agent (as determined by Agent in its reasonable discretion) that the FDA shall have approved the sale and marketing of one dose of Resmetirom in the United States of America (including the grant of accelerated approval under 21 U.S.C. § 356) for the treatment of patients with NASH with a label claim that is generally consistent with what Borrower sought in its New Drug Application.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board” means, with respect to any Person that is a corporation, its board of directors; with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body; with respect to any other Person that is a legal entity, such Person’s governing body in accordance with its Organizational Documents; and with respect to each of the foregoing, any committee or subcommittee thereof.

“Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, Cash Equivalents and liquid funds.

“Cash Equivalents” means investments listed under clause (ii) of the definition of “Permitted Investments”.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity.

“Charter” means, with respect to any Person, such Person’s incorporation, formation or equivalent documents, as in effect from time to time.

“Clinical Milestone” means the satisfaction of each of the following events: (a) no default or Event of Default shall have occurred and be continuing and (b) Borrower shall have announced and delivered supporting documentation satisfactory to Agent (as determined by Agent in its reasonable discretion) that Borrower has achieved a protocol specified primary endpoint for at least one dose from the Phase 3 MAESTRO-NASH (NCT03900429) trial, which taken together with the safety data from the Phase 3 MAESTRO-NAFLD-1 (NCT04197479) trial and the overall safety profile from both such trials, support the filing of a New Drug Application as the next immediate step in development (as determined by Borrower’s executive team and Board, subject to the Lenders’ reasonable verification).

“Closing Date” means the date of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, $0.0001 par value per share, of Madrigal.

“Company IP” means any and all of the following, as they exist in and throughout the United States of America: (a) Current Company IP; (b) improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications, any Patent issued with respect to any of the Current Company IP, any Patent right claiming the composition of matter of, or the method of making or using, the Products in the United States of America, any reissue, reexamination, renewal or Patent term extension or adjustment (including any supplementary protection certificate) of any such Patent, and any confirmation Patent or registration Patent or patent of addition based on any such Patent; (c) trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how, operating manuals, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, materials, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, in each case, as specifically related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products; (d) any and all IP Ancillary Rights specifically relating to any of the foregoing; and (e) regulatory filings, submissions and approvals related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products and all data provided in any of the foregoing.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the amount that would be required to be shown as a liability on a balance sheet prepared in accordance with GAAP; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“Due Diligence Fee” means Sixty Five Thousand Dollars ($65,000), which fee has been paid to the Lenders prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person but excluding, for the avoidance of doubt, securities offered in connection with any Permitted Convertible Debt and any other Indebtedness that is convertible into or otherwise exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Account” means (a) any Deposit Account that is used solely as a payroll or payables account, the funds in which consist solely of funds held in trust for any director, officer, employee or former employee of such Borrower or Subsidiary for (i) salary accruals or (ii) amounts held under any employee benefit, deferred compensation or incentive compensation plan maintained by such Borrower or Subsidiary or funds representing earned or deferred compensation for the directors, employees and former employees of such Borrower or Subsidiary to be paid in the ordinary course of business; provided that the aggregate amount across any payroll accounts under clause (i) above shall not exceed the amount needed for the then-next two (2) payroll cycles or in accordance with IRS requirements, (b) escrow accounts, Deposit Accounts and trust accounts, in each case used exclusively to maintain cash collateral pursuant to Section 7.5 and the definition of “Permitted Liens”, (c) any Deposit Account held by a Foreign Subsidiary or an Immaterial Subsidiary, (d) any Deposit Account or account holding Investment Property with a balance of no more than $250,000, or $750,000 in the aggregate for all such accounts and (e) any other Deposit Account approved by the Agent in writing.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Good Manufacturing Practices” means the applicable requirements, standards and expectations for drug manufacturing activities set forth in the Food, Drug and Cosmetic Act (“FDCA”) and its implementing regulations (for example, for pharmaceuticals being used in Phase 2 or 3 studies, and commercial pharmaceuticals, 21 C.F.R. Parts 210 and 211) and relevant FDA guidance documents (for example, for pharmaceuticals in Phase 1, FDA guidance entitled “CGMP for Phase 1 Investigational Drugs”).

“FDA Laws” means all applicable statutes, rules, regulations, standards, guidelines, policies and orders and Requirements of Law administered, implemented, enforced or issued by FDA or any comparable governmental authority.

“Federal Health Care Program Laws” means collectively, federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c, 1320a-7h and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), HIPAA, or related regulations or other Requirements of Law that directly or indirectly govern the health care industry, programs of governmental authorities related to healthcare, health care professionals or other health care participants, or relationships among health care providers, suppliers, distributors, manufacturers and patients, and the pricing, sale and reimbursement of health care items or services including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary and any Domestic Subsidiary if it has no material assets other than the Equity Interests of one or more Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guarantor” means any subsidiary of Borrower that enters into a Guaranty.

“Guaranty” means a guaranty with respect to the Secured Obligations, in form and substance satisfactory to Agent.

“Immaterial Subsidiary” means on any date, any Subsidiary of Borrower acquired or formed after the Closing Date that has less than 2.5% of the consolidated assets of Borrower and its Subsidiaries (or 5% of the consolidated assets of Borrowers and its Subsidiaries for all such Immaterial Subsidiaries) for the most recently ended period for which financial statements have been delivered (or required to have been delivered) pursuant to Sections 7.1(a), (b) or (c) prior to such date and designated as an “Immaterial Subsidiary” by Borrower in a written notice delivered to Agent (including any Compliance Certificate), provided that no Subsidiary of Borrower shall qualify as an “Immaterial Subsidiary” if such Subsidiary (a) holds material Intellectual Property, (b) is party to the Roche Agreement or (c) is party to any other Material Agreement.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit and incentive or deferred compensation authorized or entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, in each case, only to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (f) [reserved], (g) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (h) all Contingent Obligations. For the avoidance of doubt, any Permitted Equity Derivatives that do not give rise to any cash payment obligations shall not constitute Indebtedness.

“Initial Facility Charge” means Three Hundred and Twenty-Five Thousand Dollars ($325,000), which is payable to the Lenders in accordance with Section 4.1(i).

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of each Loan Party’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; each Loan Party’s applications therefor and reissues, extensions, or renewals thereof; and each Loan Party’s goodwill associated with any of the foregoing, together with each Loan Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means (a) any beneficial ownership (including stock, partnership interests, limited liability company interests, or other securities) of or in any Person, (b) any loan, advance or capital contribution to any Person or (c) any Acquisition.

“IP Ancillary Rights” means, with respect to any Copyright, Trademark, Patent, software, trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how and operating manuals, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect thereto, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, software, trade secrets or trade secret rights.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.

“License” means any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrants, any Pledge Agreement, any Guaranty, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means Borrower and/or any Guarantor, as the context may require.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of outstanding shares of Common Stock publicly disclosed in the most recent filing of Madrigal with the Securities and Exchange Commission as outstanding as of such date of determination and (b) the most recent closing price of Madrigal’s Common Stock (as quoted on Bloomberg L.P.’s page or any successor page thereto of Bloomberg L.P. or if such page is not available, any other commercially available source).

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material Agreement” means (i) the Roche Agreement and (ii) any other license, agreement or other contractual arrangement, the termination of which could be reasonably expected to result in a Material Adverse Effect, individually or in the aggregate.

“Material Indebtedness” means any indebtedness having an aggregate principal amount of [***] or more.

“Material Regulatory Liabilities” means (a)(i) any liabilities arising from the violation of Public Health Laws, Federal Health Care Program Laws, and other applicable comparable Requirements of Law, or from any non-routing terms, conditions of or requirements imposed relative to any Registrations (including costs of actions required under applicable Requirements of Law, including FDA Laws and Federal Health Care Program Laws, or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, import refusal and seizure of any Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in the case of each of clauses (i) and (ii), could reasonably be expected to result in a Material Adverse Effect.

“Maximum Term Loan Amount” means Two Hundred and Fifty Million Dollars ($250,000,000).

“NASH” means Non-Alcoholic SteatoHepatitis.

“New Drug Application” means a new drug application submitted by Borrower to the FDA for authorization to market a product in the United States of America, as defined in the applicable laws and regulations.

“NIH” means the National Institutes of Health.

“Non-Disclosure Agreement” means that certain Confidential Disclosure Agreement by and between Borrower and Agent dated as of January 5, 2022.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Organizational Documents” means with respect to any Person, such Person’s Charter and (a) if such Person is a corporation, its bylaws, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Loan Party now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Permitted Acquisition” means any Acquisition (including by way of merger or in-licensing arrangement), in each case located principally within the United States of America, which is conducted in accordance with the following requirements:

(i) of a business or Person or product engaged in a line of business related to that of Borrower or its Subsidiaries;

(ii) unless otherwise agreed by Agent in its sole discretion, if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (A) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and Borrower shall comply, or cause such Subsidiary to comply, with 7.13 hereof or (B) such Person shall be merged with and into a Loan Party (with such Loan Party being the surviving entity);

(iii) if such Acquisition is structured as the acquisition or in-licensing of assets, such assets shall be acquired by a Loan Party, and shall be free and clear of Liens other than Permitted Liens;

(iv) Borrower shall have delivered to the Lenders not less than seven (7) nor more than forty five (45) days prior to the date of such Acquisition, notice of such Acquisition together with pro forma projected financial information, copies of then-current drafts of all available material documents relating to such acquisition, and available historical financial statements for such acquired entity, division or line of business, in each case in form and substance satisfactory to the Lenders and demonstrating compliance with the covenants set forth in Section 7.20 hereof on a pro forma basis as if the Acquisition occurred on the first day of the most recent measurement period;

(v) both immediately before and after such Acquisition no Default or Event of Default shall have occurred and be continuing; and

(vi) the sum of the purchase price of such proposed new Acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto (excluding for such purpose any unpaid Acquisition Deferred Payments; but including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject) provided that, the sum of the purchase price shall not be greater than (1) [***] for any single Acquisition or group of related Acquisitions or (2) [***] for all such Acquisitions during the term of this Agreement; provided further that (x) that acquisition consideration funded by proceeds from the sale and issuance of Borrower’s Equity Interests in a transaction not resulting in a Change in Control, which sale and issuance is consummated prior to, but no more than three (3) months prior to the consummation of such Acquisition, shall be disregarded in determining compliance with this clause (vi) and (y) for any Acquisition in which the consideration consists of Equity Interest of Borrower, in whole or in part, the value of such Equity Interests shall be disregarded in determining compliance with this clause (vi).

“Permitted Convertible Debt” means issuance by Borrower of convertible notes in an aggregate principal amount of not more than Four Hundred Million Dollars ($400,000,000); provided that such convertible notes shall (a) not require any scheduled amortization or otherwise require payment of principal prior to, or have a scheduled maturity date, earlier than, one hundred eighty (180) days after the Term Loan Maturity Date (other than in the case of a fundamental change, or such other similar term, as defined in the definitive documents governing such Permitted Convertible Debt), (b) be unsecured or secured, (c) not be guaranteed by any Subsidiary of Borrower that is not a Loan Party, (d) if secured, contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes and (e) if secured, shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms.

“Permitted Equity Derivatives” means any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions entered into in connection with the Permitted Convertible Debt.

“Permitted Indebtedness” means:

(i) Indebtedness of Borrower in favor of the Lenders or Agent arising under this Agreement or any other Loan Document;

(ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A;

(iii) Indebtedness of up to $1,000,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness;

(iv) (a) Indebtedness to trade creditors incurred in the ordinary course of business and (b) Indebtedness incurred in the ordinary course of business with corporate credit cards in an amount not to exceed $1,000,000 at any time outstanding;

(v) Indebtedness that also constitutes a Permitted Investment;

(vi) Subordinated Indebtedness;

(vii) reimbursement obligations in connection with letters of credit that are secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed $750,000 at any time outstanding,

(viii) other unsecured Indebtedness in an amount not to exceed $1,000,000 at any time outstanding,

(ix) intercompany Indebtedness as long as either (A) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Subsidiary that has executed a Joinder Agreement or (B) such indebtedness constitutes a Permitted Investment;

(x) Permitted Convertible Debt;

(xi) the financing of insurance premiums in the ordinary course of business;

(xii) surety and appeal bonds, performance bonds, customs bonds and other obligations of a like nature incurred in the ordinary course of business;

(xiii) to the extent constituting Indebtedness, Acquisition Deferred Payments incurred in connection with Permitted Investments;

(xiv) Indebtedness with respect to any Permitted Royalty Transaction; and

(xv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be, and subject to any limitations on aggregate amount of such Indebtedness.

“Permitted Investment” means:

(i) Investments existing or pending on the Closing Date which are disclosed in Schedule 1B;

(ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts;

(iii) [reserved];

(iv) Investments pursuant to Borrower’s investment policy that has been provided to Agent prior to the Closing Date or any investment policy that has been approved in writing by Agent in its reasonable discretion;

(v) Investments accepted in connection with Permitted Transfers;

(vi) Investments (including debt obligations) (A) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent or doubtful obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business and (B) consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vii) shall not apply to Investments of any Loan Party in any Subsidiary of a Loan Party;

(viii) Investments consisting of (A) loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board; (B) other loans to employees, officers or directors in an amount not to exceed $500,000 per fiscal year;

(ix) Investments consisting of travel advances in the ordinary course of business;

(x) (A) Investments by a Loan Party in any other Loan Party and (B) Investments in newly-formed Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into a Joinder Agreement promptly after its formation and executes such other documents as shall be reasonably requested by Agent;

(xi) Investments in Foreign Subsidiaries that are not Borrowers or Guarantors that do not exceed $500,000 in the aggregate in any fiscal year;

(xii) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that cash Investments (if any) by Borrower or the applicable Subsidiary do not exceed $500,000 in the aggregate in any fiscal year;

(xiii) Investments of any Loan Party in or to other Loan Parties;

(xiv) Investments constituting Permitted Acquisitions;

(xv) Permitted Equity Derivatives; and

(xvi) additional Investments that do not exceed $1,000,000 in the aggregate.

“Permitted Liens” means:

(i) Liens in favor of Agent or the Lenders;

(ii) Liens existing on the Closing Date which are disclosed in Schedule 1C;

(iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not yet due or being contested in good faith by appropriate proceedings diligently conducted; provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP (to the extent required thereby);

(iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required;

(v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(vi) (A) deposits to secure the performance of obligations (including by way deposits to secure letters of credit issued to secure the same) under commercial supply and/or manufacturing agreements arising in the ordinary course of Borrower’s business and (B) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(vii) Liens on Equipment, software or other intellectual property or other assets and the proceeds thereof constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;

(viii) Liens incurred in connection with Subordinated Indebtedness;

(ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor, including licenses permitted by clause (ii) of “Permitted Transfers”;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(xiv) (A) Liens on Cash securing obligations permitted under clauses (vii) and (iv)(b) of the defined term “Permitted Indebtedness” and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed $1,250,000 at any time;

(xv) Liens securing obligations under a Permitted Royalty Transaction to the extent that such Lien solely encumbers the royalty interest purchased pursuant to such Permitted Royalty Transaction or a pledge of the stock of a special purpose entity contemplated under the definition of “Permitted Royalty Transaction”; and

(xvi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (x) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Royalty Transaction” means any royalty or revenue interest financing whereby Madrigal or any other Loan Party receives upfront Unrestricted Cash (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction) in exchange for rights to receive future payments based on net sales or revenue, as applicable, of Resmetirom in an amount not to exceed, in the aggregate for all such Permitted Royalty Transactions, the Specified Percentage (as set forth in Schedule 1D) of worldwide net sales or revenue, as applicable, in any calendar year; provided that such royalty or revenue interest financing shall be on terms and conditions, and with a purchaser, in each case consented to in writing by Agent and (a) if structured as Indebtedness, not have a scheduled maturity date earlier than one hundred eighty (180) days after the Term Loan Maturity Date, (b) if secured, not be secured by any Lien or other security interest on any Intellectual Property unless subject to an intercreditor agreement reasonably satisfactory to Agent, and (c) not result in a transfer of ownership of any Intellectual Property other than in accordance with such intercreditor agreement or as set forth below. Notwithstanding anything herein to the contrary, subject to such consent in writing by Agent, a Permitted Royalty Transaction may be structured on a non-recourse basis (other than customary securitization undertakings and/or a pledge of special purpose entity stock) with a special purpose entity that is a wholly-owned Subsidiary of a Loan Party, and in such case Agent and Lenders shall enter into further amendments to the Loan Documents as are reasonably requested by the Company to give effect to such Permitted Royalty Transactions.

“Permitted Transfers” means:

(i) sales of Inventory in the ordinary course of business,

(ii) licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business on arm’s length terms, that could not result in a legal transfer of title of the licensed property and that may be exclusive in respects other than territory or may be exclusive or non-exclusive as to region or territory but only as to discrete geographical areas outside of the United States of America in the ordinary course of business,

(iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and

(iv) (A) transfers of assets to any Loan Party and (B) transfers of assets from any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(v) the unwinding, settlement or termination of any obligations under or in respect of any Permitted Equity Derivatives;

(vi) transfers of Cash in the ordinary course of business, subject to the limitations set forth in the Loan Documents;

(vii) sales, settlement, forgiveness or discounting, in the ordinary course of business, of past due or doubtful accounts in connection with the collection or compromise thereof or in connection with the bankruptcy or reorganization of suppliers or customers;

(viii) the lapse, abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower or a Subsidiary, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of Borrower and its Subsidiaries;

(ix) transfers made in connection with the Permitted Royalty Transaction; and

(x) other Transfers of assets having a fair market value of not more than $1,000,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means (i) the Pledge Agreement dated as of the Closing Date between Borrower and Agent, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified and (ii) any other pledge agreement entered into to secure the Secured Obligations, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Public Health Laws” means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, clinical trial registration or post market requirements of any drug, biologic or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 201 et seq.), including without limitation the regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations and all applicable regulations promulgated by the NIH and codified at Title 42 of the Code of Federal Regulations, and guidance, compliance, guides, and other policies issued by the FDA, the NIH and other comparable governmental authorities.

“Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower or such Subsidiary since formation.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Register” has the meaning specified in Section 11.7.

“Registrations” means authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates, or exemptions of or issued by any governmental authority (including marketing approvals, investigational new drug applications, product recertifications, drug manufacturing establishment registration and product listing, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the research, development, manufacture, commercialization, distribution, marketing, storage, transportation, pricing, governmental authority reimbursement, use and sale of Products.

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, warning letter, untitled letter, Form 483 or similar inspectional observations, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, or consent decree, issued or required by the FDA or under the Public Health Laws, the NIH or a comparable governmental authority in any other regulatory jurisdiction.

“Required Lenders” means at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any governmental authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resmetirom” means Borower’s resmetirom product candidate for NASH and non-alcoholic fatty liver disease.

“Responsible Officer” means any of the Chief Executive Officer, General Counsel (or Chief Legal Officer) and Chief Financial Officer of Borrower.

“Revenue Milestone” means satisfaction of each of the following events: (a) no default or Event of Default shall have occurred and be continuing, (b) the Approval Milestone has been achieved, and (c) Borrower shall have delivered evidence satisfactory to Agent (as determined by Agent in its sole discretion) that after the Closing Date and prior to January 31, 2026, Borrower has achieved at least [***] in T3M Net Product Revenue.

“Roche Agreement” means that certain Research, Development and Commercialization Agreement, dated as of December 18, 2008, by and between Madrigal (as successor in interest to VIA Pharmaceuticals, Inc.), Hoffman-La Roche Inc. and F. Hoffmann-La Roche Ltd, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrants), including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means the closing of any Madrigal financing involving the sale and issuance of Madrigal’s Equity Interests that is broadly marketed to multiple investors and which becomes effective after the Closing Date.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, directly or indirectly. If not otherwise specified, a Subsidiary shall mean a direct or indirect Subsidiary of Borrower, including each entity listed on Schedule 1 hereto.

“T3M Net Product Revenue” means the net product revenue of Borrower and its Subsidiaries, as determined in accordance with GAAP, from the sale of Resmetirom (which, for the avoidance of doubt, may include royalty or profit sharing revenue recognized in accordance with GAAP, but which shall not include any upfront or milestone-based payments under business development or licensing transactions) in the United States of America, measured on a trailing three-month basis as of the date of the most recently delivered monthly financial statements in accordance with Section 7.1(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1 hereto.

“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance and any other Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 3.95%, and (ii) 7.45%.

“Term Loan Maturity Date” means May 1, 2026; provided, however, if the Approval Milestone is achieved, then May 3, 2027; provided further, that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche 1” means the Advances pursuant to Section 2.2(a).

“Tranche 2” means the Advances pursuant to Section 2.2(b).

“Tranche 2 Facility Charge” means zero point five percent (0.50%) of each Tranche 2 Advance, which is payable to the Lenders in accordance with Section 4.2(d).

“Tranche 3” means the Advances pursuant to Section 2.2(c).

“Tranche 3 Facility Charge” means zero point five percent (0.50%) of each Tranche 3 Advance, which is payable to the Lenders in accordance with Section 4.2(e).

“Tranche 4” means the Advances pursuant to Section 2.2(d).

“Tranche 4 Facility Charge” means zero point five percent (0.50%) of each Tranche 4 Advance, which is payable to the Lenders in accordance with Section 4.2(f).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unrestricted Cash” means unrestricted Cash of Borrower maintained in Deposit Accounts or other accounts in Borrower’s name subject to an Account Control Agreement in favor of Agent, subject to any post-closing period provided under this Agreement to deliver Account Control Agreements.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.

1.2 The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11
Collateral	3.1
Confidential Information	11.13
Confidentiality Agreement	11.13
Current Company IP	5.10(a)
End of Term Charge	2.6
Event of Default	9
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3
Participant Register	11.8
Test Date	7.20(b)
Prepayment Charge	2.5
Publicity Materials	11.19
Register	11.7
Rights to Payment	3.1
Specified Disputes	5.10(g)
Specified Percentage	Schedule 1D
Third Party IP	5.10(i)
Tranche 1 Advance	2.2(a)
Tranche 2 Advance	2.2(b)
Tranche 3 Advance	2.2(c)
Tranche 4 Advance	2.2(d)

1.3 Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied; provided that, no effect shall be given to Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. THE LOAN

2.1 [Reserved].

2.2 Term Loan Advances.

(a) Tranche 1 Advance. Subject to the terms and conditions of this Agreement, on the Closing Date, the Lenders shall severally (and not jointly) make in an amount not to exceed their respective Term Commitments, and Borrower agrees to draw, a Term Loan Advance in an aggregate principal amount equal to Fifty Million Dollars ($50,000,000) (the “Tranche 1 Advance”).

(b) Tranche 2 Advance. Subject to the terms and conditions of this Agreement and the achievement of the Clinical Milestone, on or prior to the earlier of June 30, 2023 or ninety (90) days following the achievement of the Clinical Milestone, Borrower may request, and the Lenders shall severally (and not jointly) make, additional Term Loan Advances in an aggregate principal amount up to Fifty Million Dollars ($50,000,000), in minimum draws of at least Ten Million Dollars ($10,000,000) (or if less than Ten Million Dollars ($10,000,000), the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(b)) (each, a “Tranche 2 Advance”); provided that Borrower shall not be permitted to request more than two (2) Tranche 2 Advances in total.

(c) Tranche 3 Advance. Subject to the terms and conditions of this Agreement and the achievement of the Approval Milestone, on or prior to the earlier of June 30, 2024 or ninety (90) days following the achievement of the Approval Milestone, Borrower may request, and the Lenders shall severally (and not jointly) make, additional Term Loan Advances in an aggregate principal amount up to Seventy-Five Million Dollars ($75,000,000), in minimum draws of at least Ten Million Dollars ($10,000,000) (or if less than Ten Million Dollars ($10,000,000), the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(c)) (each, a “Tranche 3 Advance”); provided that Borrower shall not be permitted to request more than two (2) Tranche 3 Advances in total.

(d) Trance 4 Advance. Subject to the terms and conditions of this Agreement and conditioned on approval by the Lenders’ respective investment committees in their sole and unfettered discretion, prior to the Amortization Date, Borrower may request, and the Lenders shall severally (and not jointly) make, additional Term Loan Advances in an aggregate principal amount of up to Seventy-Five Million Dollars ($75,000,000), in minimum draws of at least Ten Million Dollars ($10,000,000) (or if less than Ten Million Dollars ($10,000,000), the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(d)) (each, a “Tranche 4 Advance”); provided that Borrower shall not be permitted to request more than two (2) Tranche 4 Advances in total.

The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount. Each Term Loan Advance of each Lender shall not exceed its respective Term Commitment.

(e) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the Closing Date and at least five (5) Business Days before each Advance Date other than the Closing Date to Agent. The Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance set forth in Section 4 is satisfied as of the requested Advance Date.

(f) Interest.

(i) Term Loan Interest Rate. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date in an amount equal to the product of the outstanding Term Loan principal balance multiplied by the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.

(g) Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Addendum 1) and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. Agent, for the benefit of the Lenders, will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to the Lenders under each Term Loan Advance and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with Section 11.12 of this Agreement; provided that, with respect to clause (i) above, in the event that Agent informs Borrower that Agent will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Agent, for the ratable benefit of the Lenders, such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if Agent informs Borrower that Agent will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to Agent, for the ratable benefit of the Lenders, such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Agent notifies Borrower thereof; provided, further, that, with respect to clause (ii) above, in the event that Agent informs Borrower that Agent will not initiate a debit entry to Borrower’s account for certain amounts of such out-of-pocket legal fees and costs incurred by Agent or the Lenders, Borrower shall pay to Agent such amounts in full in immediately available funds within three (3) Business Days.

2.3 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4 Default Interest. In the event any payment is not paid on the scheduled payment date (other than a failure to pay due solely to an administrative or operational error of Agent or the Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay), an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(f), plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(f) or this Section 2.4, as applicable.

2.5 Prepayment. At its option upon at least seven (7) Business Days prior written notice (which such notice may be conditioned upon the consummation of a transaction constituting a Change in Control, other transformative transaction or a refinancing of the Loans) to Agent, Borrower may at any time prepay all or a portion of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the principal amount of the Advance being prepaid: with respect to each Advance, if the principal amount of such Advance is prepaid in any of the first twelve (12) months following the Closing Date, two percent (2.0%); after twelve (12) months but on or prior to twenty four (24) months, one point five percent (1.5%); after twenty four (24) months but on or prior to thirty six (36) months, zero point five percent (0.5%); and thereafter, zero percent (0%) (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon any prepayment hereunder; provided that, for the avoidance of doubt, no Prepayment Charge shall be due if Borrower prepays all of the outstanding Advances in connection with the occurrence of a Change in Control. Notwithstanding the foregoing, Agent and the Lenders agree to waive the Prepayment Charge if Agent and the Lenders (in their sole and absolute discretion) or their respective Affiliates agree in writing to refinance the Advances prior to the Term Loan Maturity Date. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.6 End of Term Charge.

(a) On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays in full the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), or (iii) the date that the Secured Obligations become due and payable (including by acceleration of the Secured Obligations during an Event of Default) pursuant to the terms of this Agreement, Borrower shall pay the Lenders a charge of five point three five percent (5.35%) of the aggregate original principal amount of the Term Loan Advances made hereunder (including, for the avoidance of doubt, the principal amount of any partial prepayments of Term Loan Advances made pursuant to Section 2.5) (the “End of Term Charge”).

(b) Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by the Lenders as of each date a Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.7 Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lenders.

2.8 Taxes; Increased Costs. Borrower, Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

2.9 Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Each Loan Party expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Closing Date and continues to be a material inducement to the Lenders to provide the Term Loans.

SECTION 3. SECURITY INTEREST

3.1 Grant of Security Interest. As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e)

Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and (j) all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

3.2 Excluded Collateral. Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) subject to the last sentence of Section 3.1, any Intellectual Property, (b) licenses or contracts, including without limitation any licenses described in clause (b) of the defined term “Permitted Transfers,” the terms of which prohibit the transfer, assignment or pledge thereof or require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer, assignment or pledge is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC); provided further, that upon the termination of such prohibition or such consent being provided with respect to any license or contract, such license or contract shall automatically be included in the Collateral, (c) more than 65% of the presently existing and hereafter arising issued and outstanding Equity Interests owned by Borrower or any other Loan Party of any Foreign Subsidiary which Equity Interests entitle the holder thereof to vote for directors or any other matter, (d) any Excluded Accounts, (e) any property, right or asset held by any Loan Party to the extent that a grant of a security interest therein is prohibited by applicable law, (f) the assets of any non-wholly owned subsidiary pursuant to customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances that constitute Permitted Investments, provided that the applicable Loan Party has exercised its good faith best efforts to not agree to (or to remove) such customary restrictions and conditions, and (g) interests in joint ventures that constitute Permitted Investments pursuant to customary restrictions and conditions contained in agreements governing such joint ventures.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a) duly executed copies of the Loan Documents (other than the Warrants, which shall be an original), Account Control Agreements, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b) a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;

(c) a copy of resolutions of Borrower’s Board evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents, and (ii) the Warrants and transactions evidenced thereby, certified by an officer of Borrower;

(d) certified copies of the Charter of Borrower, certified by the Secretary of State of the applicable jurisdiction of organization and the other Organizational Documents,, as amended through the Closing Date, of Borrower, certified by an officer of Borrower;

(e) a certificate of good standing for Borrower from the applicable jurisdiction of organization and similar certificates from all other jurisdictions in which Borrower does business and where the failure to be qualified could have a Material Adverse Effect;

(f) a perfection certificate of Borrower, together with duly executed signatures thereto;

(g) certified copies, dated as of a recent date, of searches for financing statements filed in the central filing office of the State of Delaware;

(h) Intellectual Property searches with respect to Borrower;

(i) payment of the Due Diligence Fee (which has been paid prior to the Closing Date), Initial Facility Charge and reimbursement of Agent’s and the Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(j) all certificates of insurance, endorsements, and copies of each insurance policy required pursuant to Section 6.2; and

(k) such other documents as Agent may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(e), duly executed by a Responsible Officer, and (ii) any other documents Agent may reasonably request.

(b) The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) with respect to any Tranche 2 Advance, the Loan Parties shall have paid the Tranche 2 Facility Charge;

(e) with respect to any Tranche 3 Advance, the Loan Parties shall have paid the Tranche 3 Facility Charge;

(f) with respect to any Tranche 4 Advance, the Loan Parties shall have paid the Tranche 4 Facility Charge;

(g) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in subsections (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4 Post-Closing Deliveries. The Loan Parties shall deliver the documents or satisfy the conditions, as applicable, in accordance with Schedule 4.4 hereto.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Organizational Status. Each Loan Party is a corporation or limited liability company, as applicable, duly organized, legally existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited liability company or partnership, as the case may be, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Loan Party’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date in accordance with this Agreement.

5.2 Collateral. Each Loan Party owns the Collateral and the Current Company IP (other than any in-licensed Intellectual Property), free of all Liens, except for Permitted Liens. Each Loan Party has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Each Loan Party’s execution, delivery and performance of this Agreement and all other Loan Documents to which it is party, and Borrower’s execution of the Warrants, (i) have been duly authorized by all necessary action in accordance with such Loan Party’s Organizational Documents and applicable law, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens, (iii) do not violate (A) any provisions of such Loan Party’s Organizational Documents, or (B) any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, and (iv) except as described on Schedule 5.3, do not violate any Material Agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents on behalf of each Loan Party and the Warrants on behalf of Borrower are duly authorized to do so.

5.4 Material Adverse Effect. Since December 31, 2021, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and no Loan Party is aware of any event or circumstance likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of any Loan Party, threatened in writing against or affecting a Loan Party or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6 Laws.

(a) Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default under any (i) agreement or instrument evidencing Material Indebtedness to which it is a party or by which it is bound, (ii) any Material Agreement or (iii) any other agreement to which default is reasonably expected to result in a Material Adverse Effect.

(b) Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted.

(c) None of Borrower, any of its Subsidiaries, or, to Borrower’s knowledge, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-

bribery laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished (in each case, other than forecasts, projections and other forward looking statements and information), by or on behalf of any Loan Party to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains any material misstatement of fact or, when taken together with all other such information or documents, omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections, forecasts or forward-looking statements provided by any Loan Party to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to such Loan Party, and (ii) the most current of such projections provided to such Loan Party’s Board (it being understood that such matters are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular matters will be realized and that actual results may differ).

5.8 Tax Matters. Except as described on Schedule 5.8 or in the most recently delivered Compliance Certificate in accordance with Section 7.1(d) (provided that such disclosure made in such Compliance Certificate shall not apply to a period covered by a prior Compliance Certificate and shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made), (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file, (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except in the case of clause (a) and this clause (b), that relate to Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (c) to the best of Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9 Intellectual Property Claims. Each Loan Party is the sole owner of, or otherwise has the right to use, the Intellectual Property material to such Loan Party’s business. Except as described on Schedule 5.9 and as may be updated by Borrower in a written notice (including any Compliance Certificate) provided from time to time after the Closing Date, (i) each of the material Copyrights, Trademarks and Patents (other than patent applications) is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) except as set forth in the most recently delivered Compliance Certificate in accordance with Section 7.1(d), no claim has been made in writing to any Loan Party that any material part of the Intellectual Property violates the rights of any third party. Exhibit C (and as may be updated by Borrower in a written notice provided from time to time after the Closing Date) is a true, correct and complete list of each of each Loan Party’s registered Patents and filed Patent applications, registered Trademarks, registered Copyrights, and Material Agreements under which such Loan Party licenses Intellectual Property from third parties (other than shrink-wrap software licenses, licenses that are commercially available to the public, open source licenses, licenses disclosed in writing to Agent as required under this Agreement and immaterial Intellectual

Property licensed to Borrower in the ordinary course of business), together with application or registration numbers, as applicable, owned by such Loan Party or any Subsidiary, in each case as of the Closing Date. No Loan Party is in material breach of, nor has any Loan Party failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to each Loan Party’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property.

(a) A true, correct and complete list of each pending, registered or in-licensed Intellectual Property that, individually or taken together with any other such Intellectual Property, is material to the business of Borrower and its Subsidiaries, taken as a whole, relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products, and is owned or co-owned by or exclusively licensed to Borrower or any of its Subsidiaries (collectively, the “Current Company IP”), including its name/title, current owner or co-owners (including ownership interest), registration, patent or application number, and registration or application date, issued or filed in the United States of America, is set forth on Schedule 5.10(a) or in the most recently delivered Compliance Certificate in accordance with Section 7.1(d) (provided that such disclosure made in such Compliance Certificate shall not apply to a period covered by a prior Compliance Certificate and shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made). Except as set forth on Schedule 5.10(a), (i) (A) each item of owned Current Company IP is valid, subsisting and (other than with respect to Patent applications) enforceable and no such item of Current Company IP has lapsed, expired, been cancelled or invalidated or become abandoned or unenforceable, and (B) no written notice has been received challenging the inventorship or ownership, or relating to any lapse, expiration, invalidation, abandonment or unenforceability, of any such item of Current Company IP, and (ii) (A) each such item of Current Company IP which is exclusively licensed from another Person is valid, subsisting and enforceable and no such item of Current Company IP has lapsed, expired, been canceled or invalidated, or become abandoned or unenforceable, and (B) no written notice has been received challenging the inventorship or ownership, or relating to any lapse, expiration, invalidation, abandonment or unenforceability, of any such item of Current Company IP. To the knowledge of any Loan Party, there are no published Patents, Patent applications, articles or prior art references that would reasonably be expected to materially adversely affect the exploitation of the Products. Except as set forth on Schedule 5.10(a) or in the most recently delivered Compliance Certificate in accordance with Section 7.1(d) (provided that such disclosure made in such Compliance Certificate shall not apply to a period covered by a prior Compliance Certificate and shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made), (x) each Person who has or has had any rights in or to owned Current Company IP or any trade secrets owned by Borrower or any of its Subsidiaries, including each inventor named on the Patents within such owned Current Company IP filed by Borrower or any of its Subsidiaries has executed an agreement assigning his, her or its entire right, title and interest in and to such owned Current Company IP and such trade secrets, and the inventions, improvements, discoveries, writings, works of authorship, information and other intellectual property embodied, described or claimed therein, to the stated owner thereof, and (y) no such Person has any contractual or other obligation that would preclude or conflict with such assignment or the exploitation of the Products or entitle such Person to ongoing payments.

(b) (i) Borrower or any of its Subsidiaries possesses valid title to the Current Company IP for which it is listed as the owner or co-owner, as applicable, on Schedule 5.10(a); and (ii) there are no Liens on any Current Company IP (other than Permitted Liens).

(c) There are no material maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP which is owned or exclusively licensed to Borrower or any of its Subsidiaries, nor have any applications or registrations therefore lapsed or become abandoned, been cancelled or expired. There are no material maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP which is non-exclusively licensed to Borrower or any of its Subsidiaries, nor have any applications or registrations therefor lapsed or become abandoned, been canceled or expired.

(d) There are no unpaid fees or royalties under any Material Agreements that have become due, or are expected to become overdue. Each Material Agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Except as set forth on Schedule 5.10(d), neither Borrower nor any of its Subsidiaries, as applicable, is in breach of or default in any manner that could reasonably be expected to materially affect the Products under any Material Agreement to which it is a party or may otherwise be bound, and to the knowledge of each Loan Party no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, non-renewal, revision or amendment of any of the Material Agreements, including the execution, delivery and performance of this Agreement and the other Loan Documents.

(e) No payments by Borrower or any of its Subsidiaries are due to any other Person in respect of the Current Company IP, other than pursuant to the Material Agreements and those fees payable to patent offices in connection with the prosecution and maintenance of the Current Company IP, any applicable taxes and associated attorney fees.

(f) Neither Borrower nor any of its Subsidiaries has undertaken or omitted to undertake any acts, and to the knowledge of each Loan Party no circumstance or grounds exist that would invalidate or reduce, in whole or in part, the enforceability or scope of (i) the Current Company IP in any manner that could reasonably be expected to materially adversely affect the Products, or (ii) in the case of Current Company IP owned or co-owned or exclusively or non-exclusively licensed by Borrower or any of its Subsidiaries, except as set forth on Schedule 5.10(f), Borrower’s or Subsidiary’s entitlement to own or license and exploit such Current Company IP.

(g) Except as described on Schedule 5.9 or in the most recently delivered Compliance Certificate in accordance with Section 7.1(d), there is no requested, filed pending, decided or settled opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter-partes review proceeding, post-grant review proceeding, cancellation proceeding, injunction, litigation, paragraph IV patent certification or lawsuit under the Hatch-Waxman Act, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree or any other dispute, disagreement, or claim, in each case alleged in writing to Borrower or any of its Subsidiaries (collectively referred to hereinafter as “Specified Disputes”), nor to the knowledge of any Loan Party, has any such Specified Dispute been threatened in writing, in each case challenging the legality, validity, enforceability or ownership of any Current Company IP, in each case that would have a material adverse effect on the Products.

(h) In each case where an issued Patent within the Current Company IP is owned or co-owned by Borrower or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office.

(i) Except as set forth on Schedule 5.10(i) or in the most recently delivered Compliance Certificate in accordance with Section 7.1(d) (provided that such disclosure made in such Compliance Certificate shall not apply to a period covered by a prior Compliance Certificate and shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made), there are no pending or, to the knowledge of any Loan Party, threatened (in writing) claims against Borrower or any of its Subsidiaries alleging (i) that any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products in the United States of America infringes or violates (or in the past infringed or violated) the rights of any third parties in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP, or (ii) that any Current Company IP is invalid or unenforceable.

(j) Except as set forth on Schedule 5.10(j), the manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products does not, to the knowledge of any Loan Party, infringe or violate any issued or registered Third Party IP (including any issued Patent within the Third Party IP) or constitute a misappropriation of any Third Party IP.

(k) Except as set forth on Schedule 5.10(k), there are no settlements, covenants not to sue, consents, judgments, orders or similar obligations which: (i) restrict the rights of Borrower or any of its Subsidiaries to use any Intellectual Property relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products (in order to accommodate any Third Party IP or otherwise), or (ii) permit any third parties to use any Company IP.

(l) Except as set forth on Schedule 5.10(l), to the knowledge of any Loan Party (i) there is no infringement or violation by any Person of any of the Company IP or the rights therein, and (ii) there is no misappropriation by any Person of any Company IP or the subject matter thereof.

(m) Borrower and each of its Subsidiaries have taken all commercially reasonable measures customary in the biopharmaceutical industry to protect the confidentiality and value of all trade secrets owned by Borrower or any of its Subsidiaries or used or held for use by Borrower or any of its Subsidiaries, in each case relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products.

(n) [Reserved].

(o) Except as described on Schedule 5.10(o), each Loan Party has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of such Loan Party’s business as currently conducted and proposed to be conducted by such Loan Party.

Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, each Loan Party has the right, to the extent required to operate such Loan Party’s business, to freely transfer, license or assign Intellectual Property owned by such Loan Party and necessary or material in the operation or conduct of such Loan Party’s business as currently conducted and proposed to be conducted by such Loan Party, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party. Each Loan Party owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to such Loan Party’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Products that are material to such Loan Party’s business, in each case, except customary covenants in inbound license agreements and equipment leases where such Loan Party is the licensee or lessee.

(p) No material software or other materials used by any Loan Party or any of their Subsidiaries (or used in any Products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that requires disclosure or distribution in source code form.

5.11 Products. Except as set forth on Schedule 5.11, at the time of any shipment of Products in the United States of America occurring prior to the Closing Date, the units thereof so shipped complied with their relevant specifications and were manufactured in all material respects in accordance with the current FDA Good Manufacturing Practices.

5.12 Financial Accounts. Exhibit D, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Except for Permitted Investments, no Loan Party has outstanding loans to any employee, officer or director of such Loan Party nor has any Loan Party guaranteed the payment of any loan made to an employee, officer or director of such Loan Party by a third party.

5.14 Capitalization and Subsidiaries. The capitalization of each Subsidiary as of the Closing Date is set forth on Schedule 5.14 annexed hereto. No Loan Party owns any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by the Loan Parties in a written notice provided after the Closing Date (including any Compliance Certificate), is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance covering Borrower and each of its Subsidiaries, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $1,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, but subject to the post-Closing period set forth in Section 4.4, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2 Certificates. Borrower shall deliver to Agent certificates of insurance that evidence compliance with its insurance obligations in Section 6.1 (subject to Section 4.4) and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall reflect Agent (shown as “Hercules Capital, Inc., as Agent”, and its successors and/or assigns) as an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for any future liability insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days’ advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3 Indemnity. Each Loan Party agrees to indemnify and hold Agent, the Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

SECTION 7. COVENANTS

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) within thirty (30) days after the end of each month (other than the third month of any calendar quarter), a management report containing a balance sheet and related statement of income, all certified by a Responsible Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end or quarter-end adjustments, and (iii) they do not contain certain non-cash items or other related adjustments that are customarily included in quarterly and annual financial statements;

(b) within forty-five (45) days after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material litigation by or against Borrower in the form attached as Exhibit K, certified by a Responsible Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c) within ninety (90) days after the end of each fiscal year, unqualified (other than as to going concern qualification) audited financial statements as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent (it being understood that PricewaterhouseCoopers LLP or any other firm of national standing is acceptable to Agent), accompanied by (i) any management report from such accountants and (ii) a report detailing any material litigation by or against Borrower in the form attached as Schedule 7.1(b);

(d) Borrower will furnish to Agent concurrently with the delivery of financial statements pursuant to subsections (a), (b) and (c) of this Section 7.1, a Compliance Certificate in the form of Exhibit E;

(e) [reserved];

(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its preferred stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g) [reserved];

(h) financial and business projections within sixty (60) days following the end of Borrower’s fiscal year, as well as budgets, operating plans (which shall include T3M Net Product Revenue projections of such fiscal year) and other financial information reasonably requested by Agent;

(i) prompt (and in any event within three (3) Business Days) notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(j) insurance renewal statements, annually or otherwise promptly upon renewal of insurance policies required to be maintained in accordance with Section 6.1; and

(k) promptly upon the preparation of any proposed, definitive investment policy, or upon the preparation of any update to any existing investment policy, Borrower will furnish to Agent a copy of such investment policy or such update to any existing investment policy.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or pursuant to applicable securities laws or regulations of the Securities and Exchange Commission or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate and all Financial Statements or other information required to be delivered pursuant to clauses (a), (b), (c) and (d) above may be sent via e-mail to [***] with a copy to [***], [***] and [***], provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: [***], attention Account Manager: Madrigal Pharmaceuticals, Inc.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) or (f) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower makes such documents or materials publicly available.

7.2 Management Rights. Borrower shall permit any representative that Agent or the Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records at reasonable times and upon reasonable notice. In addition, Agent or the Lenders shall be entitled at reasonable times and intervals, and upon reasonable notice, to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.

Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall, and shall cause each other Loan Party to, from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral (subject to Permitted Liens) or otherwise evidence Agent’s rights herein, in each case, as requested by Agent. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby or pursuant to applicable Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall, and shall cause each other Loan Party to, reasonably protect and defend its title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, and shall not permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment (i) by any Loan Party or Subsidiary of intercompany Indebtedness owed to Borrower, or (ii) by any Subsidiary that is not a Loan Party of intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Loan Party, (d) Indebtedness to trade creditors in the ordinary course of business, (e) refinancings or replacements of Indebtedness described in clause (xv) of the defined term “Permitted Indebtedness”, (f) Indebtedness owed under corporate credit cards to the extent constituting Permitted Indebtedness, or (g) as otherwise permitted hereunder or approved in writing by Agent.

7.5 Collateral. Borrower shall, and shall cause each other Loan Party to, at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s or any Loan Party’s business or in which Borrower or any Loan Party now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property or assets, or any Liens thereon, provided however, that the Collateral and such other property or assets may be subject to Permitted Liens. Without limiting the next sentence, Borrower shall not, and shall cause each other Loan Party not to, agree with any Person other than Agent or the Lenders not to encumber its property. Borrower shall not, and shall cause each other Loan Party not to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower or any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreements governing accounts described in clauses (i) and (ii) of the definition of Excluded Accounts and the assets contained therein and (e) any agreements governing Permitted Royalty Transactions so long as such prohibitions and limitations are limited solely to clause (xv) of the defined term “Permitted Liens”. Borrower and each Loan Party shall cause each of their Subsidiaries to reasonably protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower and each Loan Party shall cause each of their Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any judicial proceeding affecting such Subsidiary’s assets to the extent such judicial proceeding is reasonably likely to result in damages, expenses or liabilities in excess of [***].

7.6 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.7 Distributions. Borrower shall not, nor shall it permit any Subsidiary to, (a) repurchase or redeem any class of shares, stock or other Equity Interest other than (i) repurchases of stock of Borrower from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $500,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or could exist after giving effect to the repurchases, or (ii) the conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, including the delivery of the conversion consideration in connection therewith in the form of common stock of Madrigal and cash in lieu of fractional shares; (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary of Borrower may pay dividends or make distributions to Borrower or a Subsidiary of Borrower; (c) except for Permitted Investments, lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate; or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8 Transfers. Except for Permitted Transfers, Borrower shall not, and shall not permit any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets (including Cash).

7.9 Mergers and Consolidations. Borrower shall not (a) merge or consolidate, nor permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, other than mergers or consolidations of (i) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party, or (ii) a Loan Party into another Loan Party (provided that Borrower shall be the surviving entity in any transaction involving Borrower) or (b) except for Permitted Investments, acquire, or permit any of its Subsidiaries to acquire, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction, all or substantially all of the capital stock or property of another Person; provided however, that Borrower shall be permitted to enter into Permitted Acquisitions.

7.10 Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or such Subsidiary or the Collateral or upon Borrower’s (or such Subsidiary’s) ownership, possession, use, operation or disposition thereof or upon Borrower’s (or such Subsidiary’s) rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11 Certain Changes. Neither Borrower nor any Subsidiary shall change its jurisdiction of organization, organizational form or legal name without twenty (20) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Domestic Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (w) transfers of Inventory within the supply chain and to and from clinical sites, in each case, in the ordinary course of business, (x) distribution and sales of Inventory in the ordinary course of business, (y) relocations of purchased Fibroscan Equipment to and from clinical sites or other Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12 Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except (i) with respect to which Agent has an Account Control Agreement and (ii) any Excluded Accounts, provided that no Deposit Accounts held by a Foreign Subsidiary or an Immaterial Subsidiary shall have balance in excess of $250,000, or $750,000 in the aggregate for all such Excluded Accounts.

7.13 Joinder of Subsidiaries. Borrower shall notify Agent of each Subsidiary formed or acquired subsequent to the Closing Date and, within twenty (20) days of formation or acquisition, shall cause any such Subsidiary which is not a Foreign Subsidiary to execute and deliver to Agent a Joinder Agreement or, if requested by Agent, a Guaranty and appropriate collateral security documents to secure the obligations pursuant to such Guaranty; provided, however, that such joinder shall not be required (i) of any Immaterial Subsidiary, (ii) of any Domestic Subsidiary which is not wholly-owned directly or indirectly by Borrower or one or more Domestic Subsidiaries, or (iii) if Agent determines (in its sole discretion) that the benefit from the entry into such Joinder Agreement is outweighed by the undue burden and expense to Borrower. For the avoidance of doubt, Borrower may, at its option, cause any Foreign Subsidiary to execute and deliver to Agent a Joinder Agreement or, if requested by Agent in connection with Borrower’s election of such option, a Guaranty and appropriate collateral security documents to secure obligations pursuant to such Guaranty.

7.14 [RESERVED]

7.15 Notification of Event of Default. Borrower shall notify Agent promptly (and in any event within two (2) Business Days) after becoming aware of the occurrence of any Event of Default.

7.16 Regulatory and Product Notices. Borrower shall within three (3) Business Days after the receipt or occurrence thereof notify Agent of:

(a) any written notice from a governmental authority received by Borrower or its Subsidiaries alleging potential or actual violations of any Public Health Law by Borrower or its Subsidiaries;

(b) any written notice from a governmental authority that the FDA (or international equivalent) is limiting, suspending or revoking any Registration (including, but not limited to, by the issuance of a clinical hold);

(c) any written notice from a governmental authority that Borrower or its Subsidiaries has become subject to any Regulatory Action;

(d) the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA (or international equivalent) of Borrower or its Subsidiaries or its or their authorized officers;

(e) any notice from a governmental authority that Borrower or any Subsidiary, or any of their licensees or sublicensees (including licensees or sublicensees under any Material Agreement), is being investigated or is the subject of any allegation of potential or actual violations of any Federal Health Care Program Laws;

(f) any written notice from a governmental authority that any product of Borrower or its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States of America or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened in writing against Borrower or its Subsidiaries; or

(g) narrowing or limiting the scope of marketing authorization or the labeling of the Products of Borrower and its Subsidiaries under any such Registration, it being understood that the Approval Milestone is contingent on a label claim that is generally consistent with or generally as favorable as what Borrower sought for one dose of Resmetirom in its New Drug Application (as determined by Agent in its reasonable discretion).

except, in each case of (a) through (g) above, where such action would not reasonably be expected to have, either individually or in the aggregate, Material Regulatory Liabilities.

7.17 Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18 Material Agreement. Borrower shall not, without the consent of Agent, terminate, or amend in a manner materially adverse to the Lenders, the Roche Agreement. Borrower shall give prompt written notice to Agent of entering into a Material Agreement or terminating or amending in a manner materially adverse to the Lenders a Material Agreement. Notwithstanding the foregoing, any notices required to be delivered under this Section 7.18 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower makes such documents or materials publicly available.

7.19 Compliance with Laws.

(a) Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business. Borrower shall not become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation X, T and U of the Federal Reserve Board of Governors).

(b) Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(c) Borrower has implemented and shall maintain in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(d) Neither Borrower, nor any of its Subsidiaries nor any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or any of its Subsidiaries that shall act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement shall violate Anti-Corruption Laws or applicable Sanctions.

7.20 Financial Covenants.

(a) Minimum Cash. Beginning on January 1, 2023, Borrower shall at all times maintain Unrestricted Cash in an amount not less than $35,000,000; provided that, upon (i) achievement of the Approval Milestone and (ii) the effectiveness of the covenant set forth in Section 7.20(b), Borrower shall at all times maintain Unrestricted Cash in an amount not less than the greater of (A) $25,000,000 and (B) 20% of the aggregate outstanding principal amount of the Term Loans (it being understood that in no event shall the dollar amount in this clause (B) be greater than $35,000,000).

(b) Performance Covenant. Beginning on the date upon which financial statements pursuant to Section 7.1(a) are required to be delivered for the period ending September 30, 2024, tested on a monthly basis from and after such date, Borrower’s T3M Net Product Revenue shall be [***]. Notwithstanding the foregoing, this Section 7.20(b) shall be waived for any particular month to the extent that Borrower maintains either (x) a Market Capitalization (measured on an average basis for the five (5) market trading days prior to the end of such month) of at least $1,200,000,000 or (y) Unrestricted Cash in an amount not less than 75% of the aggregate outstanding principal amount of the Term Loans at all times during the maintenance period beginning on the first day of such month through and including the date that is five (5) Business Days prior to the date on which Borrower has delivered the financial statements and the Compliance Certificate for such month in accordance with Sections 7.1(a), (b) and (d) to Agent. For the avoidance of doubt, if Borrower fails to so maintain either the Market Capitalization or Unrestricted Cash in the amounts required pursuant to the preceding sentence, then Borrower shall be required to comply with the minimum net product revenue requirements of this Section 7.20(b) for such month).

7.21 Intellectual Property. Borrower shall, and shall cause each other Loan Party to, (i) reasonably protect, defend and maintain the validity and enforceability of the Company IP material to Borrowers’ business; (ii) promptly upon a Responsible Officer having actual knowledge thereof, advise Agent in writing of material infringements of Company IP; and (iii) not allow any Company IP material to Borrowers’ business to be abandoned, forfeited or dedicated to the public (other than Permitted Transfers) without Agent’s written consent.

7.22 Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary, other than (i) consulting payments (excluding board and committee fees and equity compensation as publicly disclosed or approved by the Board) to members of Borrower’s Board in an amount not to exceed $60,000 in any fiscal year and (ii) transactions between Borrower and its Subsidiaries.

SECTION 8. RIGHT TO INVEST

8.1 Borrower shall give timely prior written notice to Agent of each Subsequent Financing and shall use commercially reasonable efforts to permit the Lenders or their Affiliates, or the assignees or nominees of the Lenders or their Affiliates, to participate in such Subsequent Financings in an aggregate amount of up to Five Million Dollars ($5,000,000) (with respect to all such Subsequent Financings) on substantially the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing (subject to compliance with applicable securities laws and regulations). This Section 8.1, and all rights and obligations granted hereunder, shall automatically terminate upon the earliest to occur of (a) termination of the security interest granted pursuant to Section 3.1 of this Agreement, (b) such time that the Lenders or their Affiliates, or the assignees or nominees of the Lenders or their Affiliates, have purchased Five Million Dollars ($5,000,000) of Madrigal’s Equity Interests in the aggregate pursuant to the preceding sentence in prior Subsequent Financings, and (c) Borrower has previously extended two (2) such offers to permit the Lenders or their Affiliates, or the assignees or nominees of the Lenders or their Affiliates, to participate in Subsequent Financings.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an event of default (each, an “Event of Default”):

9.1 Payments. A Loan Party fails to pay any amount due under this Agreement or any of the other Loan Documents on the applicable due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or the Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2 Covenants. A Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among any Loan Party, Agent and the Lenders, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6 and 7), any other Loan Document, or any other agreement among Borrower, Agent and the Lenders, such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent or the Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6 and 7, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that, solely for purposes of this Section 9.3, the failure to achieve the Clinical Milestone or the Approval Milestone shall not in and of itself constitute a Material Adverse Effect under this Section 9.3; or

9.4 Representations. Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5 Insolvency. (a) Any Loan Party (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of any Loan Party or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of any Loan Party; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (b) any Loan Party or its directors or a majority of the holders of its Equity Interests shall take any action initiating any of the foregoing actions described in clauses (a)(i) through (a)(vi); or (c) either (i) forty-five consecutive (45) days shall have expired after the commencement of an involuntary action against any Loan Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of any Loan Party being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any Loan Party shall file any answer admitting or not contesting the material allegations of a petition filed against such Loan Party in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five consecutive (45) days shall have expired after the appointment, without the consent or acquiescence of any Loan Party, of any trustee, receiver or liquidator of such Loan Party or of all or any substantial part of the properties of such Loan Party without such appointment being vacated; or

9.6 Attachments; Judgments. Any portion of any Loan Party’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least [***], or any Loan Party is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7 Other Obligations.

(a) The occurrence of any default in the payment of any Indebtedness (other than amounts owing under the Loan Documents) under any agreement or obligation of any Loan Party involving Indebtedness in excess of [***]; or

(b) There is, under any agreement to which any Loan Party is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of [***]; or

9.8 The occurrence of any default under (i) the Roche Agreement that permits the counterparty thereto to terminate the Roche Agreement or (ii) any other Material Agreement that permits the counterparty thereto to terminate such Material Agreement or accelerate payments owed thereunder in excess of the amount set forth on Schedule 9.8.

SECTION 10. REMEDIES

10.1 General. Upon the occurrence and during the continuation of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence and continuation of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to: exercisable following the occurrence and during the continuation of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors or endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; (vi) receive, open and dispose of mail addressed to Borrower and (vii) notify all account debtors to pay Agent directly. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full and the Loan Documents (other than the Warrants) have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and the Loan Documents (other than the Warrants) have been terminated. Upon the occurrence and during the continuation of an Event of Default, Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and the Lenders in an amount sufficient to pay in full Agent’s and the Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Second, to the Lenders, ratably, in an amount equal to the then unpaid amount of the Secured Obligations (including principal and interest, including, for the avoidance of doubt, any interest required to be paid pursuant to Section 2.4), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Bryan Jadot

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: [***]

Telephone: [***]

(b)	If to the Lenders:

HERCULES CAPITAL, INC.

HERCULES PRIVATE CREDIT FUND 1 L.P.

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

Legal Department

Attention: Chief Legal Officer and Bryan Jadot

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: [***]

Telephone: [***]

(c)	If to Borrower:

Madrigal Pharmaceuticals, Inc.

Attention: Brian Lynch, General Counsel

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, PA 19428

email: [***]

Telephone: [***]

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments.

(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated March 29, 2022 and the Non-Disclosure Agreement).

(b) Neither this Agreement, any other Loan Document (other than the Warrants, which are subject to the amendment provisions set forth therein), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and the Loan Parties party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and the Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the defined term “Required Lenders”, consent to the assignment or transfer by the Loan Parties of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 3 without the written consent of Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the applicable Loan Parties, the Lenders, Agent and all future holders of the Loans.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Agent and the Lenders by this Agreement are solely to protect their rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or the Lenders to exercise any such powers. No omission or delay by Agent or the Lenders at any time to enforce any right or remedy reserved to them, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or the Lenders is entitled, nor shall it in any way affect the right of Agent or the Lenders to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.9, 11.10, 11.11, 11.15 and 11.18 shall survive the termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and the Lenders may assign, transfer, or endorse their rights and obligations hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights and obligations shall inure to the benefit of, and become obligations of, Agent’s and the Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States of America a register for the recordation of the names and addresses of the Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8 Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

11.9 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California. Payment to Agent and the Lenders by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and the Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, or any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12 Professional Fees. Each Loan Party promises to pay Agent’s and the Lenders’ fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.13 Confidentiality. Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (i) is marked as confidential by Borrower at the time of disclosure, or (ii) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Lenders agree that any

Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and the Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, counsel, representative and other professional advisors if Agent or the Lenders in their reasonable discretion determine that any such party should have access to such information in connection with or associated with the performance Agent or the Lenders’ responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions as protective as the terms hereof and that reasonably protect against the disclosure and use of Confidential Information pursuant to similar terms; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Borrower and not in violation of any confidentiality obligations known to Agent or such Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or the Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default, or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (h) to any investor or potential investor (and each of their respective Affiliates or clients) in Agent or the Lenders (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information as is consistent with clause (a) (ii) above); (i) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (j) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and the Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14 Assignment of Rights. Borrower acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Lenders shall relieve Borrower of any of its obligations hereunder. The Lenders agree that in the event of any transfer by it of any promissory notes, it will endorse thereon a notation as to the portion of the principal of such promissory notes, which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15 Revival of Secured Obligations; Termination. Other than as set forth in Section 11.6, this Agreement and the other Loan Documents shall terminate on the payment in full in cash of the Secured Obligations (other than any obligations that expressly survive termination). Notwithstanding the preceding sentence, this Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations (other than obligations that expressly survive termination) or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, the Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or the Lenders in Cash.

11.16 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Loan Parties which are a party thereto.

11.18 Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.

11.19 Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20 Multiple Borrowers. Each Borrower hereby agrees to the terms and conditions set forth on Addendum 4 attached hereto.

11.21 Electronic Execution of Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the date set forth above.

BORROWERS:

MADRIGAL PHARMACEUTICALS, INC.

Signature:

Print Name:

Title:

CANTICLE PHARMACEUTICALS, INC.

Signature:

Print Name:

Title:

[Signature Page to Loan and Security Agreement]

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:

Print Name:

Title:

LENDERS:

HERCULES CAPITAL, INC.

Signature:

Print Name:

Title:

HERCULES PRIVATE CREDIT FUND 1 L.P.

By: Hercules Adviser LLC, its Investment Adviser

Signature:

Print Name:

Title:

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By: Hercules Adviser LLC, its Investment Adviser

Signature:

Print Name:

Title:

[Signature Page to Loan and Security Agreement]

Table of Addenda, Exhibits and Schedules

Addendum 1:	Taxes; Increased Costs

Addendum 2:	[Reserved]

Addendum 3:	Agent and Lender Terms

Addendum 4:	Multiple Borrower Terms

Exhibit A:	Advance Request

Attachment to Advance Request

Exhibit B:	Name, Locations, and Other Information

Exhibit C:	Patents, Trademarks, Copyrights and Licenses

Exhibit D:	Deposit Accounts and Investment Accounts

Exhibit E:	Compliance Certificate

Exhibit F:	Joinder Agreement

Exhibit G:	[Reserved]

Exhibit H:	ACH Debit Authorization Agreement

Exhibit I:	[Reserved]

Exhibit J-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.1	Commitments
Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 1D	Specified Percentage
Schedule 4.4	Post-Closing Deliveries
Schedule 5.3	Consents, Etc.
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10(a)	Current Company IP
Schedule 5.10(d)	Matters Relating to Current Material Agreements

Schedule 5.10(f)	Enforceability, Entitlement and Exploitation of Current Company IP
Schedule 5.10(i)	Claims of Infringement on Third Party IP by Current Company IP
Schedule 5.10(j)	Infringement on Third Party IP by Current Company IP
Schedule 5.10(k)	Obligations Relating to Company IP
Schedule 5.10(l)	Third Party Infringements of Company IP
Schedule 5.10(o)	Intellectual Property
Schedule 5.11	Products
Schedule 5.14	Capitalization
Schedule 7.20(b)	Performance Covenant
Schedule 9.8	Cross-Default